Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

LAAA Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock to be issued to Stockholders of ProSomnus Holdings Inc. (“ProSomnus”)	457(f)(2)	11,300,000	$	N/A	$376.67(2)	$0.0000927	$0.03
	Equity	Common Stock to be issued to Stockholders of ProSomnus pursuant to the Earn-Out Arrangement	457(f)(2)	3,000,000	$	N/A	$100.00(2)	$0.0000927	$0.009
	Equity	Common Stock to be issued to Shareholders of Lakeshore Acquisition I Corp. (“Lakeshore”)	457(a)	5,467,000		10.00	$54,670,000.00	$0.0000927	$5,067.91
	Equity	Warrants to be issued to Warrantholders of Lakeshore	457(a)	4,100,250		0.1750	$717,543.75	$0.0000927	$66.52
	Equity	Common Stock underlying Warrants to be issued to Warrantholders of Lakeshore	457(a)	4,100,250		$11.50	$47,152,875	$0.0000927	$4,371.07

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. ProSomnus Holdings Inc. ("ProSomnus") is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of ProSomnus's securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0000927.